As filed with the Securities and Exchange Commission on May 31, 2011
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

KINDRED HEALTHCARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	8050	61-1323993
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

680 South Fourth Street
Louisville, Kentucky 40202-2412
(502) 596-7300
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
_____________________
Kindred Healthcare, Inc. 2011 Stock Incentive Plan
(Full Title of the Plan)
_____________________
Joseph L. Landenwich, Esq.
Senior Vice President of Corporate Legal Affairs and Corporate Secretary
Kindred Healthcare, Inc.
680 South Fourth Street
Louisville, Kentucky 40202-2412
(502) 596-7300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
_____________________
with copies to:
Michael J. Albano, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Kindred Healthcare, Inc. Common Stock, par value $0.25 per share, to be issued under the Kindred Healthcare, Inc. 2011 Stock Incentive Plan	3,000,000 shares	$23.77	$71,310,000	$8,279.09

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Kindred Healthcare, Inc. (the “Registrant”) common stock, par value $0.25 per share (the “Common Stock”) that become issuable under the Kindred Healthcare, Inc. 2011 Stock Incentive Plan (the “Stock Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock of the Registrant as reported on the New York Stock Exchange on May 26, 2011.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Commission are incorporated herein by reference and made a part hereof:

(i)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Annual Report”), as filed with the Commission on February 23, 2011.

(ii)           All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

(iii)           The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A filed October 5, 2004.

All reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.   Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The validity of the Common Stock to be issued under the Plan will be passed upon by Joseph L. Landenwich, the Registrant’s Senior Vice President of Corporate Legal Affairs and Corporate Secretary.  Mr. Landenwich is a full-time employee of the Registrant and may be eligible to participate in the Stock Incentive Plan and receive Common Stock thereunder.  Mr. Landenwich currently beneficially owns less than 1% of our outstanding Common Stock.

Item 6.   Indemnification of Directors and Officers.

As of the date of this filing, Section 145 of the Delaware General Corporation Law provides in regard to indemnification of directors and officers as follows:

§145.  Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination: (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys’ fees).

The Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant shall, to the full extent permitted by Section 145 of the Delaware General Corporate Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto, provided that such indemnification shall be limited to the following persons: (i) officers, directors, agents and employees who, as of September 13, 1999, were employed by the Registrant or serving as directors of the Registrant, and (ii) agents and employees who were no longer employed by the Corporation as of September 13, 1999, other than such agents and employees who were officers and directors of the Corporation prior to September 13, 1999.  The indemnification provided under the Certificate of Incorporation shall not be deemed exclusive of other rights to indemnification provided under the Registrant’s bylaws or any agreement.

The Registrant’s Amended and Restated By-Laws provide that the Registrant shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate representative is or was a director, officer or employee of the Registrant or serves or served at the request of the Registrant or any other enterprise (including any corporation, partnership, limited liability company, joint venture, trust or employee benefit plan) as a director, officer, member or employee, provided that the indemnification shall be limited to the (i) officers, directors, agents and employees who as of or after September 13, 1999, were or are employed by the Registrant or serving as directors of the Registrant and (ii) agents and employees who were no longer employed by the Registrant as of September 13, 1999, other than such agents and employees who were officers and directors of the Registrant prior to September 13, 1999 (the “Indemnified Persons”).  Expenses, including attorneys’ fees, incurred by the Indemnified Persons in defending any such action, suit or proceeding shall be paid or reimbursed by the Registrant promptly upon receipt of an undertaking of such Indemnified Person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.

The rights to indemnification and the payment of expenses provided under the Registrant’s Amended and Restated By-Laws shall be enforceable against the Registrant by an Indemnified Person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee of the Registrant.  Such rights shall not be deemed exclusive of any other rights to which those seeking indemnification or payment of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.  The right to indemnification and payment of expenses shall continue after the Indemnified Person has ceased to be a director, officer or employee of the Registrant, and shall inure to the benefit of such person’s heirs, executors, administrators and legal representatives.

The Stock Incentive Plan also provides that the Registrant will indemnify and hold harmless each member of the committee of the board of directors of the Registrant which administers the plan, as well as each other director or employee of the Registrant to whom any duty or power relating to the administration or interpretation of the plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the committee) arising out of any action, omission or determination relating to the Plan, other than for actions taken in bad faith and without reasonable belief that it was in the best interests of the Registrant.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number	Description	Filed herewith
4.1	Amended and Restated Certificate of Incorporation of Kindred Healthcare, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A filed on April 20, 2001).

4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Kindred Healthcare, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2002).

4.3	Amended and Restated By-Laws of Kindred Healthcare, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 20, 2009).

4.4	Kindred Healthcare, Inc. 2011 Stock Incentive Plan (incorporated by reference to Appendix F to the Company’s Amended Form S-4 filed on April 20, 2011).

5.1	Opinion of Joseph L. Landenwich as to the validity of the securities being registered.	X

23.1	Consent of PricewaterhouseCoopers LLP.	X

23.2	Consent of Joseph L. Landenwich (included in Exhibit 5.1)	X

24.1	Power of Attorney (filed as part of signature pages).	X

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Kentucky on the 31st day of May, 2011.

KINDRED HEALTHCARE, INC.

By:	/s/ Richard A. Lechleiter
Name:	Richard A. Lechleiter
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Richard A. Lechleiter and Joseph L. Landenwich, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on the 31st day of May, 2011.

Signature	Title

/s/ Paul J. Diaz	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Richard A. Lechleiter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ John J. Lucchese	Senior Vice President and Corporate Controller (Principal Accounting Officer)

/s/ Joel Ackerman	Director

/s/ Ann C. Berzin	Director

/s/ Jonathan D. Blum	Director

/s/ Thomas P. Cooper, M.D.	Director

/s/ Isaac Kaufman	Director

/s/ Frederick J. Kleisner	Director

/s/ Eddy J. Rogers, Jr.	Director

/s/ Phyllis R. Yale	Director

/s/ Edward L. Kuntz	Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Amended and Restated Certificate of Incorporation of Kindred Healthcare, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A filed on April 20, 2001.

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Kindred Healthcare, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2002.

4.3	Amended and Restated By-Laws of Kindred Healthcare, Inc.	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated March 20, 2009.

4.4	Kindred Healthcare, Inc. 2011 Stock Incentive Plan.	Incorporated by reference to Appendix F to the Company’s Amended Form S-4 filed on April 20, 2011.

5.1	Opinion of Joseph L. Landenwich.	Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith.

23.2	Consent of Joseph L. Landenwich.	Included in Exhibit 5.1.

24.1	Power of Attorney	Included on signature page.